EXHIBIT 99.2

News Release
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Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Richard Wool
                                        Anne George
                                        Sitrick and Company, Inc.
                                        (212) 755-2850

                                        Rivian Bell
                                        (310) 788-2850

For Immediate Release
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    SMITH CORONA ANNOUNCES SALE AGREEMENT WITH EMPIRE CAPITAL;
        FILES PLAN OF REORGANIZATION, DISCLOSURE STATEMENT


     NEW CANAAN, CT -- October 24, 1995 -- Smith Corona Corporation (NYSE:SCO) announced today that it has reached an agreement to sell its ongoing business to a group led by Empire Capital Corporation, an investment company based in Southport, CT. The transaction provides for a purchase price of up to $38,397,000 in exchange for all the newly issued equity in the reorganized company.

     The proposed sale, which is subject to higher and better offers in accordance with the Bankruptcy Code, forms the foundation of Smith Corona's plan of reorganization, which specifies how creditors' claims will be satisfied. The company's plan of reorganization and disclosure statement were filed late today in the U.S. Bankruptcy Court for the District of Delaware.

     The plan calls for secured creditors to be paid in full and general unsecured creditors to be paid a substantial percentage of their allowed claims in cash. The plan provides no consideration to the company's current stockholders.

     Commenting on the agreement, Ronald F. Stengel, Smith Corona's president and chief executive offer, said that, "We believe that a transaction of this nature provides the best recovery for the company's creditors, while at the same time enabling the company to continue to provide products and services to its customers. Additionally, the Empire Capital Corporation group intends to bring a broad offering of new products such as computers, computer peripherals and telecommunications equipment to the Smith Corona product family."

     Smith Corona Corporation filed under Chapter 11 on July 5,
1995. The company is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, fax machines, label printers, and other products and accessories for use in the office, home and school.



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